Gary R. Henrie Attorney at Law

1688 E. 1460 N.
Logan, Utah 84341

Telephone: (702) 616-3093
Facsimile: (435) 753-1775
E-mail: grhlaw@comcast.net

August 15, 2005

Board of Directors
Novastar Resources, Ltd.
821 E. 29th
North Vancouver, B.C. V7K 1B6

Re: 20,000,000 Shares Common Stock $.001 Par Value
Form S-8 Registration Statement

Ladies and Gentlemen:

As special securities counsel for Novastar Resources Ltd.., a Nevada corporation (the "Company"), you have requested my opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 20,000,000 shares of the Company's common stock, $.001par value per share, for issuance pursuant to that certain 2005 Augmented Compensation Plan for Outside Consultants (the "Plan"), which was made effective on August 15,  2005 and which is attached to the Registration Statement as an exhibit. The contents of the Registration Statement, with exhibits thereto, are hereby incorporated by reference.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, and subject to the caveat identified below, I am of the opinion that the 20,000,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and non-assessable.  Moreover, my opinion is limited to the due issuance of such shares covered by the Registration Statement and the Plan that are issued for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. The undersigned does further disclose that the Company and the undersigned, may subsequently agree that the undersigned shall receive shares of the Company's Common Stock issuable under the Plan as compensation for services described in a certain written agreement entered into by and between the Company and the undersigned.

Sincerely,

/s/ Gary R. Henrie
Gary R. Henrie